Exhibit 99.1

August 12, 2014

Tofutti Press Release

Company Contact:              Steve Kass
Chief Financial Officer
(908) 272-2400
(908) 272-9492 (Fax)

TOFUTTI ANNOUNCES SECOND QUARTER
 AND SIX MONTH RESULTS

Cranford, New Jersey  -- August 12, 2014 -- TOFUTTI BRANDS INC. (NYSE MKT Symbol: TOF) today announced its results for the thirteen and twenty-six week periods ended June 28, 2014.

Tofutti Brands reported net sales for the thirteen weeks ended of $3,498,000, a decrease of $764,000, or 18%, compared to net sales of $4,262,000 for the thirteen weeks ended June 29, 2013. The decrease was mainly the result of a decrease in  frozen food product sales, primarily frozen desserts, with a smaller decrease in the company’s nondairy cheese product line.  In the 2014 period the company increased promotional and allowance activity by over $100,000, which negatively affected reported sales. Net sales for the twenty-six week period ended June 28, 2014 were $7,355,000, a decrease of $346,000, or 4%, compared to net sales of $7,701,000 for the twenty-six week period ended June 29, 2013.  The decrease in sales was primarily from the decrease in sales in the second quarter, which offset the increase in sales in the first quarter.

The company’s gross profit and gross profit percentage for the thirteen week period ending June 28, 2014 were approximately $961,000 and 27%, respectively, compared to $1,489,000 and 35%, respectively, for the period ending June 29, 2013. The company’s gross profit and gross profit percentage for the twenty-six week period ending June 28, 2014 were  $2,251,000 and 31%, respectively, compared to $2,493,000 and 32%, respectively, for the period ending June 29, 2013.  The decrease in the company’s gross profit percentage was due primarily to the decrease in sales and a substantial increase in the company’s  promotional allowance programs in the thirteen weeks ended June 28, 2014.

For the thirteen week period ended June 28, 2014, the company reported a loss of $190,000, or $0.02 per share, compared to income of $181,000, or $0.04 per share, for the thirteen week period ended June 29, 2013.

The company reported a loss of $78,000 before an income tax expense of $6,000 for the twenty-six week period ended June 28, 2014 compared to a loss of $82,000 before an income tax expense of $6,000 for the twenty-six week period ended June 29, 2013. The company’s net loss for the twenty-six weeks ended June 28, 2014 was $84,000, or $0.02 per share, compared to a net loss of $88,000, or $0.02 per share, for the twenty-six weeks ended June 29, 2013.

As of June 28, 2014, the company had approximately $171,000 in cash and cash equivalents and its working capital was approximately $2.6 million, compared with approximately $214,000 in cash and cash equivalents and working capital of $2.7 million at December 28, 2013.

Mr.  David Mintz, Chairman and Chief Executive Officer of the company stated, “Our disappointing results for the second quarter of 2014 primarily reflect a weakness in frozen food product sales. We are focused on expanding the market for our frozen food products and non-dairy cheese products. Our introduction of new products and price increases instituted in the first and second quarters of the year should  improve our gross margins during the remainder of the year."

About Tofutti Brands Inc.

Founded in 1981, Tofutti Brands Inc. develops and distributes a complete line of dairy-free products.  The Company sells more than 80 milk-free foods including frozen desserts, cheese products and prepared frozen dishes throughout the United States and in more than 30 countries. Tofutti Brands Inc. is a proven innovator in the food industry and has developed a full line of delicious and healthy dairy-free foods.   Available throughout the United States and in more than 30 countries, Tofutti Brands answers the call of millions of people who are allergic or intolerant to dairy, diabetic, kosher or vegan, as well as those who wish to have a healthier low-fat diet. Tofutti's product line includes dairy-free ice cream pints, Tofutti Cutie® sandwiches and novelty bars.  Tofutti also has a growing array of prepared foods including Pizza Pizzaz®, Mintz's Blintzes®, and a Cheese Ravioli line, all made with Tofutti's milk-free cheeses such as Better Than Cream Cheese®, Sour Supreme® and Veggie Cheese Slices.  For more information, visit www.tofutti.com.

Some of the statements in this press release concerning the Company’s future prospects are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Actual results may vary significantly based upon a number of factors including, but not limited to business conditions both domestic and international, competition, changes in product mix or distribution channels, resource constraints encountered in promoting and developing new products and other risk factors detailed in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K.

TOFUTTI BRANDS INC.
Condensed Statements of Operations
(in thousands, except per share figures)

	Thirteen weeks ended June 28, 2014	Thirteen weeks ended June 29, 2013	Twenty-six weeks ended June 28, 2014	Twenty-six weeks ended June 29, 2013

Net sales	$3,498	$4,262	$7,355	$7,701
Cost of sales	2,537	2,773	5,104	5,208
Gross profit	961	1,489	2,251	2,943
Operating expenses	1,151	1,308	2,329	2,575
Income (loss) before income taxes	(190)	181	(78)	(82)
Income tax expense	--	--	6	6
Net income (loss)	$(190)	$181	$(84)	$(88)
Weighted average common shares outstanding:
Basic and diluted	5,154	5,154	5,154	5,154
Net income (loss) per common share:
Basic and diluted	$(0.04)	$0.04	$(0.02)	$(0.02)

TOFUTTI BRANDS INC.
Condensed Balance Sheets
(in thousands, except share figures)

	June 28, 2014	December 28, 2013*
Assets
Current assets:
Cash and cash equivalents	$171	$214
Accounts receivable, net of allowance for doubtful accounts and sales promotions of $293 and $277, respectively	1,887	1,954
Inventories, net of reserves of $150 and $150, respectively	2,015	1,844
Prepaid expenses	42	40
Deferred costs	179	138
Total current assets	4,294	4,190

Other assets	16	16
	$4,310	$4,206

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,123	$877
Accrued expenses	362	459
Deferred revenue	193	153
Total current liabilities	1,678	1,489

Commitments and contingencies	--	--

Stockholders’ equity:
     Preferred stock - par value $.01 per share;
         authorized 100,000 shares, none issued
     Common stock - par value $.01 per share;
         authorized 15,000,000 shares, issued and
         outstanding 5,153,706 shares at June 28, 2014,
         and 5,153,706 shares at December 28, 2013
	-- 52	-- 52
Additional paid-in capital	--	--
Retained earnings	2,580	2,665
Total stockholders’ equity	2,632	2,717
Total liabilities and stockholders’ equity	$4,310	$4,206

*           Derived from audited financial information.